SERVICES AGREEMENT

THIS AGREEMENT (the “Agreement”), made and entered into as of this 16th day of January, 2025 by and among THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK, a New York life insurance company (“USL”), and T. ROWE PRICE INVESTMENT SERVICES, INC., a Maryland corporation (“Underwriter”) and T. ROWE PRICE SERVICES, INC., a Maryland corporation (“Transfer Agent”) (Underwriter and Transfer Agent collectively, “T. Rowe Price”, and with USL, the “Parties”).

WITNESSETH:

WHEREAS, the T. Rowe Price funds are investment companies registered as open-end management investment companies under the Investment Company Act of 1940, as amended (the “1940 Act”) (such investment companies are hereinafter collectively called the “Funds,” or each a “Fund”), and certain Funds have issued an Advisor Class of shares (“Advisor Class”) listed on Schedule One hereto (“Schedule One,” as the same may be amended from time to time); and

WHEREAS, each of the Funds is available as an investment vehicle for USL for its separate account to fund variable annuity contracts (“Contracts”) listed on Schedule Two hereto (“Schedule Two,” as the same may be amended from time to time); and

WHEREAS, the Parties have entered into a participation agreement dated as of January 16, 2025, as may be amended from time to time (the “Participation Agreement”);

WHEREAS, T. Rowe Price provides, among other things, certain services with respect to shareholder servicing, maintenance of shareholder accounts and/or administrative services to the Funds; and

WHEREAS, T. Rowe Price desires USL to provide the services specified in the attached Exhibit A (“Services”), in connection with the Contracts for the benefit of persons who maintain their ownership interests in the separate account, whose interests are included in the master account (“Master Account”) referred to in paragraph 1 of Exhibit A (“Contract Owners”), and USL is willing and able to provide such Services on the terms and conditions hereinafter set forth;

WHEREAS, THE VARIABLE ANNUITY LIFE INSURANCE COMPANY (“VALIC”) and T. Rowe Price entered into a Services Agreement on December 1, 2014, as amended (the “VALIC SA”);

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Parties hereby agree as follows:

1.  The Parties hereto adopt and agree to the terms of the VALIC SA in the form attached hereto as Appendix A (“Appendix A”), which for this purpose excludes the signature pages to such VALIC SA, subject to the changes described below. For avoidance of doubt, this

Agreement does not amend, delete or supersede the VALIC SA or amend, delete or supersede agreement(s), if any, between the Parties with respect to other separate accounts of USL.

2.  For purposes of this Agreement, all references to The Variable Annuity Life Insurance Company or VALIC in Appendix A are deleted and replaced with The United States Life Insurance Company in the City of New York.

3.  For purposes of this Agreement, the applicable state law in Section 15 of Appendix A under which this Agreement shall be construed shall be the laws of the State of New York instead of the laws of the State of Texas.

4.  For purposes of this Agreement, Schedules One and Two in Appendix A are deleted and replaced with the separate Schedules One and Two to this Agreement.

5.  At the time of entering into this Agreement, American International Group (“AIG”) has a controlling interest of the parent company of USL. AIG intends to transfer a “controlling” block of outstanding voting securities of USL’s parent company (the “Divestment”) within the meaning of Section 2(a)(4) of the Investment Company Act of 1940 (the “1940 Act”) and, as a result, USL will no longer be a “controlled company” of AIG within the meaning of the 1940 Act (the “Change of Control”). The Distributor hereby consents to any “assignment” of this Agreement that is deemed to have occurred as a result of the Change of Control. Further, the Distributor hereby consents to any future assignments that may occur as the result of the sale of a controlling block of securities to a new controlling company, so long as such assignment occurs during the Divestment.

6.  This Agreement shall be interpreted consistent with the intent of the Parties which is to create a fully separate agreement among the Parties in respect of investment(s) by USL, on behalf of the Accounts, in shares of Funds of the Trust.

7.  This Agreement may be executed in any number of counterparts, including facsimile copies thereof or electronic scan copies thereof delivered by electronic mail, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK
By:
Barbara Rayll
Vice President, Business Case Development

T. ROWE PRICE INVESTMENT SERVICES, INC.
By:
William Presley
Vice President
T. ROWE PRICE SERVICES, INC.
By:
William Presley
Vice President

Appendix A

[VALIC TROWE SA (excluding signature pages)]

SCHEDULE ONE

T. ROWE PRICE RETIREMENT FUNDS, Inc. (10 FUNDS)

T. Rowe Price Retirement 2015 Fund

T. Rowe Price Retirement 2020 Fund

T. Rowe Price Retirement 2025 Fund

T. Rowe Price Retirement 2030 Fund

T. Rowe Price Retirement 2035 Fund

T. Rowe Price Retirement 2040 Fund

T. Rowe Price Retirement 2045 Fund

T. Rowe Price Retirement 2050 Fund

T. Rowe Price Retirement 2055 Fund

T. Rowe Price Retirement 2060 Fund

SCHEDULE TWO

List of Contracts

Portfolio Director Series